SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                        Date of Report: December 20, 1996
                      (Date of the earliest event reported)


                       RIGHT MANAGEMENT CONSULTANTS, INC.
             (Exact name of registrant as specified in its charter)


                                  Pennsylvania
                 (State or other jurisdiction of incorporation)


                0-15539                             23-2153729
                (Commission                         (IRS Employer Identification
                file number)                        Number)



              1818 Market Street, Philadelphia, Pennsylvania 19103
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (215) 988-1588

Item 5:  Other Matters


On December 20, 1996, Right Management Consultants, Inc. (the Company) signed a new Credit Agreement (the Credit Agreement) with PNC Bank, National Association and First Union National Bank (the Lenders) to increase its maximum unsecured revolving line of credit to $40,000,000. The Credit Agreement became effective December 23, 1996. The Credit Agreement replaces the previous $10,000,000 Amended and Restated Revolving Credit and Term Loan Agreement executed with the Company's primary lender in June 1994 and amended various times thereafter, as well as a separate $5,000,000 unsecured line of credit with a second lender.

The Credit Agreement has a three year maturity. Subsequent to the first anniversary, and annually thereafter, the Company has the ability to extend the Credit Agreement for an additional year upon Lenders' approval. The Company may borrow, repay and re-borrow during the term of the Credit Agreement, with any balance due at maturity. Interest rates are tiered at LIBOR plus a margin contingent upon certain financial ratios of the Company. The Company also has the option to borrow at a base rate equal to the lesser of the bank's Prime Rate less 1/4% or the Federal Funds Effective Rate plus 1%. Under the terms of the Credit Agreement, the effective borrowing rate was 6.53% at December 31, 1996. The Credit Agreement contains covenants, which principally require the maintenance of certain minimum financial ratios and restrict the level of additional indebtedness with other lenders.

The Company used the initial $5,737,000 from the Credit Agreement to refinance all existing indebtedness. The Company plans to utilize the Credit Agreement to assist in the financing of acquisitions as they arise, and for other general corporate purposes.

Item 7:  Exhibits

Exhibit
Number            Description

99.1              Credit Facility Agreement


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    RIGHT MANAGEMENT CONSULTANTS, INC.
                                    (Registrant)

Date: January 17, 1997             By: /s/ G. Lee Bohs
                                       ----------------
                                       Executive Vice President and
                                       Chief Financial Officer